UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2006

EXELIXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-30235

Delaware	04-3257395
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of Principal Executive Offices, Including Zip Code)

(650) 837-7000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 20, 2006, Gisela M. Schwab, M.D. accepted an employment offer from Exelixis, Inc. (the “Company”) to serve as the Company’s Senior Vice President, Chief Medical Officer. Dr. Schwab will report to Dr. Jeffrey Latts, Executive Vice President, Development. Pursuant to an offer letter agreement, Dr. Schwab is entitled to receive an annual base salary of $350,000 and is eligible for an annual target bonus of up to 35% of her base salary based on performance and achievement of key milestones. The offer letter also provides for a sign-on bonus in the amount of $50,000 and a grant of stock options to purchase 175,000 shares of the Company’s common stock. 25% of the shares subject to this stock option grant will vest upon the one-year anniversary of Dr. Schwab’s employment start date, with the remaining shares vesting in equal monthly installments over the next three years. In addition, Dr. Schwab will be an executive participant in the Company’s Change in Control and Severance Plan (the “Plan”), which provides for, among other things, certain cash severance and stock option vesting acceleration benefits. A description of the material terms of the Plan is contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 15, 2005.

The above summary of the offer letter agreement does not purport to be complete and is qualified in its entirety by reference to Dr. Schwab’s offer letter agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Offer Letter between Exelixis, Inc. and Gisela M. Schwab, M.D., dated June 20, 2006

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

EXELIXIS, INC.

Date: June 26, 2006	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Offer Letter between Exelixis, Inc. and Gisela M. Schwab, M.D., dated June 20, 2006.